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                                  Exhibit 23.3





                         CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors of
Net Value, Inc.


We consent to the use of our report dated July 7, 2000 relating to the balance sheets of Net Value, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' deficit and cash flows for the three year period ended December 31, 1999 included herein and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ LJ SOLDINGER ASSOCIATES

Arlington Heights, Illinois
August 31, 2000